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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                               CITY NETWORK, INC.

             (Exact Name of Registrant as Specified in its Charter)

          Nevada                                             88-0467944
  -----------------------                            --------------------------
  (State of Incorporation                                (I.R.S. Employer
     or Organization)                                    Identification No.)

  #13f., No. 77, Hsin Tai Wu Road, Sec. His-Chih, Taipei County, Taiwan R.O.C.
  ------------------------------------------------------------------------------
  (Address of Principal Executive Offices)                      (Zip Code)

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
If this Form relates to the registration of a class of       If this Form relates to the registration of a class
securities pursuant to Section 12(b) of the Exchange Act     of securities pursuant to Section 12(g) of the
and is effective pursuant to General Instruction A.(c),      Exchange Act and is effective pursuant to General
please check the following box. [X]                          Instruction A.(d), please check the following box. [ ]


Securities Act registration statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(b) of the Act:
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Title of Each Class to be so Registered     Name of Each Exchange on Which Each
                                            Class is to be Registered

Common Stock, $.001 par value               American Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act: None



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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The following is a description of the Registrant's securities to be registered:

      Common Stock. We are authorized to issue 100,000,000 shares of common stock $.001 par value per share. As of January 9, 2004, there were 25,000,000 shares of common stock issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

      Voting Rights. Each share of common stock entitles the holder to one vote, either in person or by proxy, on any matter subject to applicable law and the Company's Articles of Incorporation. Holders of Common Stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of the directors of the Company and to approve or disapprove any other matter submitted to a vote of all stockholders.

      Dividend Policy. All shares of common stock are entitled to participate proportionally in dividends if our board of directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

      Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

Item 2. EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

2.1 (1) Exchange Agreement, dated December 4, 2002, by and among City Network, Inc., the shareholders of City Network, Inc., Investment Agents, Inc., Pamela Ray Stinson, Raymond Robert Acha and Joseph H. Panganiban

3.1 (2)     Articles of Incorporation of City Network

3.2 (2)     Certificate of Amendment to Articles of Incorporation of City
            Network

3.3 (3)     Certificate of Amendment to the  Articles of Incorporation of City




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            Network

3.4 (2)     Bylaws of City Network

4.1 *       Form of certificate evidencing shares of common stock

* Filed Herewith

(1) Incorporated by reference to the exhibit of the same number filed with the Registrant's Form 8-K filed March 5, 2003.

(2) Incorporated by reference to the exhibit of the same number filed with the Registrant's Form SB-2, as amended, initially filed on May 18, 2001

(3) Incorporated by reference to the exhibit of the same number filed with the Registrant's Proxy Statement filed March 21, 2003.

                                       3
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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   CITY NETWORK, INC.



Date: January 13, 2004             By: /s/ Tiao Tsan Lai
                                      -----------------------------------------
                                       Name: Tiao Tsan Lai
                                       Title: Chief Executive Officer